Professor Sean P. Gorman Joins Ceragenix Pharmaceuticals' Scientific Advisory Board

World Renowned Expert in Medical Device Coatings

(Denver, CO) Ceragenix Pharmaceuticals, Inc. ("Ceragenix" or the "Company") (OTCBB:CGXP) today announced that Professor Sean P. Gorman has joined the Company's Scientific Advisory Board. Professor Gorman holds the Chair of Pharmaceutical Microbiology and is Head of the School of Pharmacy of Queen's University, Belfast. Professor Gorman established the successful Biomaterials Program within the School of Pharmacy to examine the problems of bacterial contamination of medical devices and implants. His particular interest is in the development of biocompatible and biomimetic biomaterials resistant to bacterial infection. The Biomaterials Program has ongoing research associated with medical devices in urology, respiratory, orthopedics and ophthalmology.

Mr. Gorman is the author of more than 250 publications and is the editor of the textbook "Microbial Biofilms: Formation and Control." Professor Gorman has presented keynote lectures in both Europe and the U.S. and is a member of several bodies including the Pharmaceutical Society (NI) and the American College of Clinical Pharmacy.

Ceragenix is currently developing a novel antimicrobial coating for medical devices which will be covalently attached to the device.

Steven Porter, Chairman and CEO of Ceragenix stated: "We are very pleased to have Professor Gorman join our Scientific Advisory Board. We look forward to working closely with him in the development of our novel antimicrobial coating technology."

About Ceragenix

Ceragenix is a development-stage biopharmaceutical company focused on dermatology and infectious disease. Ceragenix's patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams -- EpiCeram(tm) and NeoCeram(tm) -- that form human-identical skin barriers. Defects in the skin's barrier function play critical roles in the pathogenesis of skin diseases such as eczema, irritant contact dermatitis, and other common skin disorders. The Company's patented Cationic Steroid Antibiotic (CSA) technology provides the basis for its novel antimicrobial medical device coating that may be attached to various medical devices to provide potentially long duration antimicrobial activity. Ceragenix also plans to develop CSAs for use as topical and systemic antibiotic therapies in the treatment of skin infections (MRSA), burn wound infections, eye infections, and other indications.

Forward-Looking Statements

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the company's planned products, the ability of the company to commercialize its planned products, market acceptance of the company's planned products, and the company's ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. For further information, please see the company's filings with the SEC, including its Forms SB-2, 10-KSB, 10-QSB, and 8-K. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

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